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                                                                    EXHIBIT 99.2


SpectRx, Inc. (770) 242-8723          Financial Relations Board (212) 445-8000

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
Bill Wells - Media                    Alison Ziegler         Julie Tu                   Judith Sylk-Siegel
Thomas H. Muller, Jr. - Financial     General Contact        Analyst Information        Media Contact
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        SPECTRX, INC. SHAREHOLDERS APPROVE $12 MILLION PRIVATE PLACEMENTS

         NORCROSS, GA - (September 6, 2001) SpectRx, Inc. (NASDAQ: SPRX) today announced its shareholders have approved previously announced private placements of common stock with institutional investors which resulted in gross proceeds to the company of approximately $12 million. The private placements, which occurred in June 2001, amounted to over 20% of the Company's outstanding common stock. Approximately 66% of eligible shares were represented at the special shareholders meeting, of which 99% of eligible shares voted for the transaction.

         The purchasers of the common stock were entities affiliated with SAFECO Asset Management and Special Situations Fund III, L.P. The proceeds of the sales will be used for research, development, clinical trials, regulatory efforts, sales and marketing activities, working capital and other general corporate purposes.

         ABOUT SPECTRX

         SpectRx, a specialty point-of-care medical technology company, develops and manufactures non-invasive and minimally invasive diagnostic and monitoring systems. The Company employs leading-edge biophotonics, or the use of light and spectral energies, to develop painless point-of-care alternatives to blood- and tissue-based procedures. Through internal product development and partnerships with major health care companies, SpectRx focuses on key niche and large diagnostic markets, primarily oncology, endocrinology and neonatology. The Company's handheld, FDA-cleared BiliChek(TM) (sold internationally as BiliCheck(TM)) is the first commercially available non-invasive, painless monitor for infant jaundice. Under development are products for the non-invasive detection of cervical cancer and Type II diabetes, and a consumer device for continuous glucose monitoring. For more information, visit SpectRx's web sites at www.spectrx.com and www.bilicheck.com, or use Internet keyword spectrx.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. SpectRx has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from SpectRx's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include: the early stage of its products in development, the uncertainty of market acceptance of its products, the uncertainty of regulatory approval of its products, the uncertainty of additional capital to develop products, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and in the Forms 10-Q for the first and second quarters of 2001 filed by SpectRx.